Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-80159 of Pentair, Inc. on Form S-3 and Registration Statement Nos. 333-115429, 333-115430, 333-115432, 33-36256, 33-38534, 33-42268, 33-45012, 333-12561, 333-62475, and 333-75166 of Pentair, Inc. on Form S-8 of our report dated February 4, 2004, relating to the consolidated financial statements of The Manufacturing Operations of WICOR, Inc. for the year ended December 31, 2003, appearing in this Form 8-K/A of Pentair, Inc.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

October 11, 2004